Exhibit 10.3

CONSULTING AGREEMENT

This is the Consulting Agreement by and between Applied Nanotech Holdings, Inc., a Texas corporation (the “Company”), and Douglas P. Baker, an individual, dated March 10, 2014 with an effective date of March 15, 2014 (the “Effective Date”).

BACKGROUND: Baker has been employed by the Company as its Chief Financial Officer and has intimate knowledge of the affairs of the Company. In order for the Company to continue to benefit from Baker’s experience and his knowledge of the Company and its business as well as the business and affairs of the Company’s subsidiaries, the Company desires Baker’s service as a consultant. Baker has agreed to provide continuing service to the Company on the terms set forth in this Agreement

NOW, therefore, the Company and Baker agree:

1.	Baker shall be available and shall provide services to the Company and to its Board as reasonably requested from time to time until the first anniversary of the Effective Date. Until the closing under the Agreement and Plan of Merger with Nanofilm to which the Company is a party or until the termination of that agreement, Baker will use commercially reasonable efforts to make services to the Company his first priority. It is understood that Baker will be seeking full-time employment, and that may mean that he is not always available during normal working hours. Services will otherwise be rendered in accordance with the same diligence and quality as Baker has demonstrated as an employee of the Company.

2.	If third-parties contact Baker directly he will forward those inquiries as follows:

To Bruce Vereecken bvereecken@nanofilmtechnology.com 330-329-0652 216-447-1199 X 107	any inquiry relating to accounting, tax, finances, share transfer, share legends or other administrative matters (whether related or unrelated to finances and stock matters)
To Lynn Lilly llilly@nanofilmtechnology.com 216-702-5167 216-447-1199 X119	Any inquiry relating to public information, investor relations, public relations, or questions from investors, noteholders or the media

3.	Requests for Baker’s assistance will be made on behalf of the Company in writing by the individuals identified above in their areas of responsibility. Prior to the Effective Date Baker will have reviewed his recurring duties with Bruce Vereecken in Vereecken’s area of responsibility as identified above, and with Lynn Lilly in her area of responsibility identified above. After the Effective Date, Vereecken or his designee and Lilly or her designee will perform those functions with such assistance as Vereecken or Lilly request from time to time. Requests from Directors will be coordinated by Robert Ronstadt, Chairman who will submit the inquiry in writing with a copy to Scott Rickert.

4.	Baker will keep a record of time spent of work for the Company, broken down for review based on the person requesting the assistance, and will submit an invoice not later than the 5th business day of each month that includes a statement setting forth the hours worked during the prior month. The Company will pay Baker within 30 days of receiving his invoice with a proper statement of work.
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5.	The Company will pay Baker $125.00 per hour for services performed for the Company. The Company will reimburse Baker for any out of pocket costs of travel made at the written request of the Company and for other out of pocket costs reasonably incurred, to be submitted for reimbursement with receipts and other documentation in accordance with the practice for employee expense reimbursement.

6.	The Company will not withhold any amounts for payment of taxes on Baker’s compensation and any amounts due to federal, state or local tax authorities are Baker’s sole responsibility. Baker will indemnify and hold the Company harmless from any claim asserted as a result of Baker’s failure to pay taxes on compensation paid to Baker under this Agreement.

7.	Baker recognizes that he will continue to have access to confidential information of the Company, including information that may be deemed material to investors and agrees to keep all such information confidential and not to disclose or divulge confidential information except as required by law in performing services for the Company.

8.	The Company expects personal services from Baker and Baker may not delegate any of his duties under this Agreement or assign any of his rights hereunder.

9.	Baker’s employment relationship with the Company terminates on the Effective Date and all additional services will be rendered as an independent contractor. Baker understands that he is not eligible to participate in any benefit plans or programs offered to employees of the Company except for rights that are available to him under COBRA because of the termination of his employment.

10.	The Agreement does not create an agency relationship or joint venture.

11.	Baker’s obligation to provide consulting services under this Agreement, and the Company’s obligation to pay for consulting services will end on March 1, 2015. Baker may retain the Company laptop but will remove or destroy all Company confidential information from his electronic and hard copy files.

12.	This Agreement is the entire agreement of the parties with respect to Baker’s consulting services. No modification of this Agreement will be effective unless signed by both parties. This agreement may be signed in multiple counterparts, all of which will be one and the same agreement. PDF or other electronic transmission, execution and delivery of this Agreement or any notice under this Agreement is valid and binding.

13.	This Agreement will be governed by the laws of the state of Texas. Employee agrees that the Federal or State courts of Austin Texas will be the sole and exclusive forum in which any dispute between the parties will be determined and submits to the personal jurisdiction of those courts.
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IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed by a duly authorized representative, as of the day and year stated above with an effective date of March 15, 2014.

APPLIED NANOTECH HOLDINGS, INC.

Notice Address:	By: /s/ Robert Ronstadt
Applied Nanotech Holdings, Inc.	Robert Ronstadt, Chairman
3006 Longhorn Boulevard, Suite 107
Austin, Texas 78758
Attn: Robert Ronstadt

With a copy to:
Nanofilm Ltd.
9 Diamond Dr
Key West, Florida 33040
Attn: Scott Rickert

/s/ Douglas P. Baker
Notice Address:	Douglas P. Baker
5154 Springdale Court
Clarkston, MI 48348

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